  EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

GEO POINT RESOURCES, INC. ANNOUNCES SIGNING OF

SHARE EXCHANGE AGREEMENT

Santa Ana, California – On November 22, 2017, Geo Point Resources, Inc. (the “Company”) entered into a Share Exchange Agreement (the “Agreement”) with TORtec Group, a Wyoming corporation (“TORtec”) and all of the shareholders of TORtec, pursuant to which the Company will acquire 100% of the issued and outstanding shares of common stock of TORtec.  The names of the shareholders of TORtec are listed in the Agreement, a copy of which is attached hereto as Exhibit 2.1. As consideration for the acquisition, the Company will issue 90,000,000 shares of the common stock of the Company to the TORtec shareholders, and the Company will then have a total of 100,000,000 shares of its common stock issued and outstanding.  As a result of the acquisition, TORtec will become our wholly-owned subsidiary.

Stephen Smoot was a former consultant and officer of Capital Vario CR S.A. (Capital Vario), the new super-majority shareholder of the Company, but resigned from his affiliation with Capital Vario prior to a $500,000 debt-to-equity conversion by Capital Vario with the Company.  Smoot became the President/CEO and Director of TORtec Group on September 8, 2017.

Under the terms of the Agreement, as consideration for the acquisition, the current  holders of the 10,000,000 shares of issued and outstanding common stock of TORtec will receive nine (9) shares of our common stock for each one (1) share of TORtec common stock presently issued and outstanding.  This will result in an aggregate of 90,000,000 shares of our common stock being issued to the current holders of TORtec common stock.  As a result, the TORtec shareholders will collectively own ninety percent (90.0%) of our issued and outstanding shares of our common stock immediately following the acquisition. Current shareholders of the Company will retain ten percent (10.0%) of the shares to be outstanding immediately following the acquisition.

The Agreement also provides that at the closing the Company will cause its Board of Directors to elect Franc Smidt, and up to three representatives designated by Franc Smidt, and Ms. Irina Kochetkova, Stephen H. Smoot and Jeffrey R. Brimhall to the Company’s Board of Directors, and thereafter, the current directors of the Company shall resign, in seriatim, effective as of the Closing Date, and the officers shall be appointed as officers of the Company by the present or new directors, who shall be Stephen H. Smoot, CEO & President; Alex Schmidt, Vice President; Irina Kochetkova, Secretary and Treasurer.

On November 22, 2017, our board of directors approved the execution of the Agreement and the actions anticipated thereby.

The successful closing of the acquisition is subject to various terms and conditions described in the Agreement, including the delivery of all outstanding shares of TORtec common stock, all required corporate approvals, and delivery of financial statements and other items specified in the Agreement. A copy of the Agreement has been attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on November 29, 2017.  It can be accessed through the SEC’s EDGAR database at www.sec.gov.

We expect the acquisition of TORtec to be finalized on or before December 4, 2017, or as soon thereafter as reasonably possible.  Following consummation of the acquisition, we will become engaged, through our subsidiary TORtec Group, in the business of harnessing the natural implosion forces of a vortex (tornado), employing resonating frequencies, to disintegrate soft to ultra-hard materials into micron or nano-sized particles.

On September 9, 2017, TORtec Group entered into General Agreement No. US-17 on cooperation and joint activities on commercialization of TOR-technologies, introduction of new productions, products and services in the markets of North, Central and South America (the “Exclusive License Agreement”) with the parties that invented the TOR-technology.  The Exclusive License Agreement grants to TORtec Group an exclusive license to utilize the technology for certain purposes throughout North, Central and South America.    A copy of the Exclusive License Agreement is attached to the Share Exchange Agreement as Annex BB in the Form 8-K filed with the U.S. Securities and Exchange Commission on November 29, 2017.

The ‘TOR-technology’ equipment is best described as a cascaded adiabatic resonance vortex mill utilizing compressed air as the energy in the system.  This proprietary technology includes the ability to size and classify material processed by elemental composition and specific gravity.

In some cases, the quality and composition of the materials and liquids processed are new.  This TOR-technology has the potential to influence the efficiency and quality of the micro-pulverization industry for re-mineralizing soil, conserve energy, cleanup and extract value from mining waste piles and to create new bio-products and metal-ceramic composites.

The 90,000,000 shares of our common stock to be issued to the nineteen shareholders of TORtec shall be issued in reliance on one or more exemptions from securities registration.  Each shareholder of TORtec has represented to the Company that the shares of the Company being acquired pursuant to the Agreement are being acquired for its own account and for investment purposes and not with a view to the public resale or distribution of such shares and each stockholder has further acknowledged that the shares being issued have not been registered under the Securities Act and are "restricted securities" as that term is defined in SEC Rule 144 promulgated under the Securities Act and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  The shares will be issued in reliance on the exemption provided in Section 4(2) of the Securities Act, SEC Rule 506 or SEC Regulation S, and stock certificates representing those shares of the Company will contain an appropriate restricted legend.

This news release contains forward-looking information that may be affected by certain risks and uncertainties, including those risks and uncertainties described in the Company’s most recent filings with the Securities and Exchange Commission.  The Company’s actual results could differ materially from such forward-looking statements.  We assume no duty to update these statements at any future date.

SEC/1188